Nevada, Iowa ----- December 18, 2015 Lincolnway Energy, LLC (“ Lincolnway ”) announced its audited financial results for the fiscal year ended September 30, 2015.

Results for the Fiscal Year 2015

Gross Profit -	$5,616,324
EBITDA -	10,379,474
Net Income -	$2,651,564

Lincolnway reported net income of $2.7 million, or $63.06 per unit, for the fiscal year ended September 30, 2015, compared to net income of $18.1 million, or $428.70 per unit, for the fiscal year ended September 30, 2014.

Gross profit for the fiscal year 2015 was $5.6 million, compared to a gross profit of $21.8 million for the fiscal year 2014.

EBITDA, which is defined as earnings before interest, income taxes, depreciation, and amortization, was $10.4 million for the fiscal year ended September 30, 2015, compared to $25.5 million for the fiscal year ended September 30, 2014.

Eric Hakmiller, Lincolnway's President and CEO stated, “This year was transformative for Lincolnway Energy. We have spent the last couple of years developing a strategy to move this facility to the forefront of the industry in terms of efficiency and this year we saw the beginning of the execution of this strategy. We are running cleaner and more efficiently than ever before and look to position ourselves for profitability as the margins in the market continue to tighten.”.

About Lincolnway Energy, LLC:

Lincolnway is located on approximately 160 acres in Nevada, Iowa, operating a 50 million gallon per year ethanol plant. Lincolnway began producing ethanol in May, 2006.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are identified by terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, Lincolnway has identified in its Annual Report on Form 10-K important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Lincolnway, including, without limitation, the risk and nature of Lincolnway's business, and the effects of general economic conditions on Lincolnway. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Lincolnway further cautions that such factors are not exhaustive or exclusive. Lincolnway does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of Lincolnway.

Financial Results

LINCOLNWAY ENERGY, LLC
Statements of Operations
For the Years Ended September 30, 2015 and 2014
(Unaudited)

	2015	2014

Revenue	$115,927,769	$147,334,193
Cost of goods sold	110,311,445	125,501,344
Gross profit	5,616,324	21,832,849

General and administrative expenses	2,952,005	3,771,961
Operating income	2,664,319	18,060,888

Other income (expense):
Interest income	21,981	20,803
Interest expense	(34,736)	(55,163)
	(12,755)	(34,360)

Net income	$2,651,564	$18,026,528

Weighted average units outstanding	42,049	42,049

Net income per unit - basic and diluted	$63.06	$428.7

EBITDA	$10,379,474	$25,526,226

Management uses EBITDA, a non-GAAP measure, to measure Lincolnway’s financial performance and to internally manage its business. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

Summary Balance Sheets

	September 30, 2015	September 30, 2014

ASSETS
Current Assets
Cash and cash equivalents	$250	$30,273
Cash equivalents - repurchase account	1,502,248	22,948,115
Derivative financial instruments	746,178	487,078
Trade and other accounts receivable	3,977,264	1,543,599
Inventories	3,957,973	4,738,106
Prepaid expenses and other	404,180	362,495
Total current assets	10,588,093	30,109,666
Net property and equipment	37,638,404	31,991,348
Other assets	838,949	646,623
Total Assets	$49,065,446	$62,747,637

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,656,923	$0
Current settlement payable, related party	5,109,440	4,566,981
Current maturities of notes payable	54,280	53,153
Total current liabilities	6,820,643	4,620,134
Total long term liabilities	1,218,312	1,881,851
Total members' equity	41,026,391	56,245,652
Total Liabilities and Members' Equity	$49,065,346	$62,747,637

Contact:
Kris Strum, Director of Finance
Lincolnway Energy, LLC
515.817.0153